                                                                      EXHIBIT 99


                                OPTION AGREEMENT

                                      AMONG

                  JOHN P. CASEY, ROBERT COHEN, STEFANIE RUBIN,
                    ALLYSON COHEN, JEFFREY COHEN, ALAN COHEN,
                       LENORE KATZ, BROADWAY PARTNERS AND
                   MERYL COHEN, INDIVIDUALLY AND AS CUSTODIAN
                 FOR GABRIELLE COHEN, JACLYN COHEN, ERICA COHEN
                                AND NICOLE COHEN

                               DATED JULY 15, 1998

                                OPTION AGREEMENT

      This Option Agreement ("Agreement") is made as of July 15, 1998 by John P. Casey, an individual resident in Maryland ("Buyer"), Robert Cohen, an individual resident in New York, Stefanie Rubin, an individual resident in New York, Allyson Cohen, an individual resident in New York, Jeffrey Cohen, an individual resident in New York, Alan Cohen, an individual resident in New York, Lenore Katz, an individual resident in Florida, Broadway Partners, a general partnership, and Meryl Cohen, an individual resident in New York and custodian for Gabrielle Cohen, Jaclyn Cohen, Erica Cohen and Nicole Cohen (collectively, the "Sellers").

                                    RECITALS

      Sellers desire to grant, and Buyer desires to acquire, an option to purchase all of Sellers' Series A and Series B Preferred stock set forth on Schedule A hereto ("Preferred Stock") of Incomnet, Inc., a California corporation (the "Company"), for the consideration and on the terms set forth in this Agreement.

      Now therefore, the parties, intending to be legally bound, agree as follows:

      1. PURCHASE AND SALE OF OPTION; CLOSING.

            1.1 The Option.

            Subject to the terms and conditions of this Agreement, Sellers hereby grant and transfer to Buyer and Buyer hereby acquires from Sellers an irrevocable option to purchase during the Option Term (as defined below) (the "Option") the aggregate number of shares of Preferred Stock as set forth in Schedule A, with each Seller being obligated to deliver to Buyer, upon exercise of the Option, the number of shares of Preferred Stock set forth opposite such Seller's name on Schedule A to this Agreement, together with an Assignment (as defined below) and any and all Common Stock of the Company received by Sellers in respect of any conversion of the Preferred Stock at the Purchase Price (as defined below).

            1.2 Term of the Option.

            The term during which the Option may be exercised ("Option Term") commenced at 2:00 p.m. (Pacific Time) on July 15, 1998 and shall terminate at 11:59 p.m. (Pacific Time) on October 14, 1998.

            1.3 Option Price.

            The purchase price for the Option will be $300,000 (the "Option Price") payable in two installments. The first installment shall be $150,000, paid on July 15, 1998, the receipt of which is hereby acknowledged, and the balance of $150,000 shall be delivered on August 15, 1998. If Buyer fails to pay the second installment under this Agreement, this Agreement shall automatically terminate and Sellers shall be entitled to keep the first installment and no party shall have any further obligations under the terms of this Agreement other than the continuing covenant under Section 5.2 of this Agreement and Buyer continues to be obligated to pay the second installment. The Option
Price shall be paid by check made payable to Camhy Karlinsky & Stein LLP (the "Camhy Firm"). Sellers shall cause the Camhy Firm to disburse the funds representing the Option Price to the Sellers in proportion to the number of shares of Preferred Stock owned by Sellers. Buyer shall have no responsibility for such disbursement and, upon receipt of Buyer's checks representing the Option Price by the Camhy Firm, Buyer shall be deemed to have performed Buyer's obligation to deliver the Option Price. The Option Price shall be credited in full against the Purchase Price as described below. If Buyer does not exercise the Option during the Option Term, then this Agreement shall automatically terminate and Sellers shall be entitled to retain all funds representing the Option Price and no party shall have any obligation to the other pursuant to this Agreement other than the continuing covenant set forth in Section 5.2 of this Agreement.

            1.4 Exercise of Option.

            At any time during the Option Term, Buyer may exercise the Option, in whole only, by notifying Sellers in writing of Buyer's intention to exercise the Option (the "Exercise Notice"). The Exercise Notice shall provide that, upon satisfaction of all conditions set forth in Section 6 hereof, Buyer shall purchase the Preferred Stock set forth in Schedule A (or the underlying
Common Stock) for a total purchase price of $2,300,000, less an amount equal to the Option Price (or portion thereof) paid through the date of the Exercise Closing (as defined below) plus an additional amount owed to reflect the unpaid dividends and penalties that accrue on the Preferred Stock from July 9, 1998 to and until the Exercise Closing (the "Purchase Price"). If the Company shall pay to Sellers accrued dividends or penalties in respect of the Preferred Stock during the Option Term for the period prior to July 9, 1998, such payments shall be credited against the Purchase Price.

            1.5 Closing of Exercise of Option.

            The closing for the exercise of the Option and purchase of the Preferred Stock (or underlying Common Stock) shall take place at the offices of Buyer's counsel at 601 South Figueroa Street, Los Angeles, California 90017, at such time as is mutually agreed upon by the parties, but in any event not later than three business days after satisfaction of the conditions set forth in
Section 6 of this Agreement (the "Exercise Closing"). At the Exercise Closing, Buyer shall deliver by wire transfer or certified check, the Purchase Price and Sellers shall deliver the stock certificates representing the Preferred Stock, (or in the event of a conversion, the Common Stock received in respect of the Preferred Stock) set forth opposite their names on Schedule A. Sellers shall immediately undertake and use their best efforts to obtain certificates evidencing their shares of Preferred Stock. Sellers shall also deliver at the Exercise Closing such opinions of their counsel required by the Company pursuant to the Certificate of Determination and Stock Purchase Agreements signed by Sellers in connection with the purchase of the Preferred Stock. At the Exercise Closing, Sellers shall all execute an assignment in form and substance reasonably satisfactory to Buyer and his counsel whereby Sellers assign and transfer to Buyer all of Sellers' assignable rights, entitlements, claims and causes of action against all persons, including the Company, whenever accrued, in respect of the Preferred Stock and the Common Stock of the Company into which the Preferred Stock is convertible and specifically including any claim or cause of action arising from or relating to the Company's failure to honor Sellers' attempted conversion of the Preferred Stock on June 10 and 11, 1998 (the "Assignment").

      2. REPRESENTATIONS AND WARRANTIES OF SELLERS

      Each of the Sellers represents and warrants to Buyer as follows with respect to such Seller:

            2.1 Authority, No Conflict.

            This Agreement constitutes the legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with its terms. Such Seller has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and to perform the obligations under this Agreement.

            Neither the execution and delivery of this Agreement nor the consummation and performance of any of the transactions contemplated by this Agreement will:

            (i) to the actual knowledge of such Seller without any duty of inquiry, directly or indirectly contravene, conflict with, or result in the violation of any provision of the organizational documents of the Company;

            (ii) contravene, conflict with or result in the violation of or give any governmental body or any other person the right to challenge the contemplated transaction or to exercise any remedy or obtain any relief under any order to which such Seller or, to the actual knowledge of such Seller without any duty of inquiry, the Company or any of the assets owned or used by the Company, may be subject; or

            (iii) contravene, conflict with or result in a violation or breach of any agreement or any provision of any agreement to which such Seller is a party or give any person the right to declare a default or exercise any remedy under, or accelerate the maturity or performance of or to cancel, terminate or modify any agreement to which such Seller is a party.

            2.2 Ownership of Preferred Stock; Legends and Restrictions on
                Transfer.

            Such Seller is the sole, true, lawful, record and beneficial owner of the Preferred Stock listed opposite such Seller's name on Schedule A, free and clear of all encumbrances and without restrictions on voting rights or rights of disposition other than pursuant to this Agreement. Such Seller's shares of Preferred Stock are such Seller's sole and separate property, and the execution of a spousal consent to the transactions contemplated by this Agreement is not required. There are no legends or encumbrances on any Preferred Stock other than a securities legend that is substantially identical to the securities legend set forth in Section 4.1 of the Stock Purchase Agreement dated July 29, 1997 under which Stefanie Rubin purchased 134 shares of the Preferred Stock. Except for this Agreement, such Seller has not entered into any contract relating to the issuance, sale, or transfer of any equity securities or securities of the Company. At the Exercise Closing, Buyer will convey good and valid title to such Seller's Preferred Stock or underlying Common Stock being purchased free and clear of any and all claims, liens, charges, encumbrances and security interests.

      3. REPRESENTATIONS AND WARRANTIES OF THE BUYER.

            3.1 Authority.

      This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Buyer has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and to perform his obligations under this Agreement.

            3.2 Investment Representation.

            Buyer is a sophisticated investor. If Buyer exercises the Option, Buyer will acquire the Preferred Stock (or underlying Common Stock) for his own account for investment and will not engage in a distribution thereof, except transfers exempt from registration requirements of the Securities Act of 1993, as amended, or pursuant to an effective registration statement.

            3.3 Review of Public Filings.

            Buyer has had an opportunity to review the public filings of the Company and to the extent that there may be any omission or misstatement in such filings made by the Company, Buyer may not use the fact of such misstatement or omission as the basis for any recission of the Option.

      4. COVENANTS OF SELLERS.

            4.1 No Sales, Transfers, Pledges or Encumbrances.

            During the Option Term, none of the Sellers shall sell, transfer, pledge or otherwise encumber any of the Preferred Stock or Common Stock issuable on conversion of the Preferred Stock other than pursuant to this Agreement and none of the Sellers shall take any actions to convert the Preferred Stock into Common stock of the Company without the prior written consent of Buyer. Sellers agree to take all reasonable actions to preserve their rights as holders of the Preferred Stock (and underlying Common Stock), provided that such actions are not otherwise inconsistent with the express terms of this Agreement.

            4.2 Voting of Preferred During Option Term.

            During the Option Term, Sellers shall be entitled to vote their shares of Preferred Stock (and any Common Stock underlying the Preferred Stock), provided that they give Buyer written notice at least five business days prior to the date that they intend to vote such Preferred Stock (the "Voting Notice Period"). Such notice must specify the Sellers' intention as to how they intend to vote their respective Preferred Stock (or underlying Common Stock). If Buyer delivers an Exercise Notice during the Voting Notice Period, upon receipt of such Exercise Notice Sellers shall, without further action hereunder become obligated to vote their shares of Preferred Stock (and any Common Stock received upon conversion of such Preferred Stock) that they are entitled to vote in a manner as directed by Buyer and Sellers shall deliver an irrevocable proxy to Buyer whereby Buyer shall be entitled to vote all of Sellers' Preferred Stock.

            4.3 Required Filings.

            As promptly as practicable after the date of the Exercise Notice, Sellers will make, and will cause each of their affiliates to make, all filings, if any, required by legal requirements to be made by them to consummate the sale of the Preferred Stock set forth on Schedule A (or underlying Common Stock).

            4.4 Legend.

            Sellers agree to use their best efforts to immediately cause a legend to be placed on each certificate evidencing Preferred Stock which legend reflects the existence of this Agreement (the "Option Legend") and to promptly provide to Buyer copies of all such Preferred Stock certificates bearing the Option Legend.

      5. COVENANTS OF BUYER.

            5.1 Required Filings.

            As promptly as practicable after the date of Exercise Notice, Buyer will make all required filings, if any, to be made by him to consummate the purchase of the Preferred Stock set forth on Schedule A, including all filings under the HSR Act.

            5.2 Covenant of Buyer Regarding Authorized Stock of the Company.

            During the period from July 15, 1998 through April 14, 1999, Buyer agrees to vote the shares of Common Stock currently owned by Buyer as directed by Sellers in connection with any proposal by the Company to increase in the authorized shares of the Company's Common Stock or in favor of a reverse stock split that will enable the Company to honor the conversion of the Preferred Stock.

      6. CONDITIONS TO PURCHASE OF SHARES.

      Buyer's obligation to purchase the Preferred Stock or the Common Stock following an Exercise Notice shall be conditioned upon (i) there being no proceedings involving a challenge or seeking damages or relief in connection with this Agreement or the transactions contemplated hereby or that might have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated by this Agreement; (ii) receipt of an opinion of counsel addressed to the Company confirming the validity of an exemption from securities registration relating to the transfer from Sellers to Buyer; (iii) Sellers' ability to deliver stock certificates representing the Preferred Stock free and clear of all liens and encumbrances; (iv) delivery by Sellers of an Assignment in form and substance reasonably acceptable to Buyer and his counsel; and (v) receipt of all required consents, if any, including governmental consents required under the HSR Act.

      7. GENERAL PROVISIONS.

            7.1 Expenses.

            Each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel and accountants.

            7.2 Notices.

            All notices, consents, waivers and other communications pursuant to or in connection with this Agreement shall be in writing and will be deemed to have been duly given when (i) delivered by hand (with written confirmation of receipt); (ii) sent by telecopier (with confirmation received), or (iii) received by the addressee if sent by a nationally recognized overnight delivery service (receipt requested); in each case to the appropriate address and telecopier number set forth below, or such other addresses and telecopier numbers as a party may designate by notice to the other parties.

      SELLERS:

      Robert Cohen
      1500 Hempstead Turnpike
      East Meadow, New York 11554
      Facsimile:  (516) 390-2220

      Stefanie Rubin
      111 Deer Run
      Roslyn Heights, New York 11577-1969
      Facsimile:  (516) 390-2220

      Allyson Cohen
      1500 Hempstead Turnpike
      East Meadow, New York 11554
      Facsimile:  (516) 390-2220

      Jeffrey Cohen
      1500 Hempstead Turnpike
      East Meadow, New York 11554
      Facsimile:  (516) 390-2220

      Alan Cohen
      1500 Hempstead Turnpike
      East Meadow, New York 11554
      Facsimile:  (516) 390-2220

      Meryl Cohen
      (individually and as custodian for
      Gabrielle Cohen, Jaclyn Cohen,
      Erica Cohen and Nicole Cohen)
      3 Surrey Lane
      Old Westbury, New York 11568
      Facsimile:  (516) 390-2220

      Lenore Katz
      1350 99th Street
      Bay Harbor, Florida 33154
      Facsimile:  (516) 390-2220

      Broadway Partners
      Jeffrey Cohen, Partner
      1500 Hempstead Turnpike
      East Meadow, New York 11554
      Facsimile:  (516) 390-2220

      Copy (which shall not constitute notice) to:

      Robert S. Matlin, Esq.
      Camhy Karlinsky & Stein LLP
      1740 Broadway, 16th Floor
      New York, New York 10019
      Facsimile:  (212) 977-8389

      BUYER:

      Jack P. Casey
      c/o Meridian
      10220 River Road, Suite 115
      Potomac, Maryland 20854
      Facsimile No.:  (301) 983-9012

            7.3 Further Assurances.

            The parties agree to furnish upon request to each other such further information, to execute and deliver to each other such other documents, and to do such acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents and transactions contemplated by this Agreement.

            7.4 Entire Agreement and Modification.

            This Agreement constitutes a complete and exclusive statement of the terms of the contractual relationships of the parties with respect to the subject matter. This Agreement may not be amended except by written agreement executed by the party to be charged with the amendment. The parties may not assign any of their rights under this Agreement without the prior written consent of the other party or parties, except that this restriction shall not be deemed to prevent Buyer from selling, assigning, or otherwise transferring any of the Preferred Stock or Common Stock underlying such Preferred Stock, provided that Buyer has complied with his investment representations under

Section 3.2 of this Agreement. Subject to the preceding sentence, this Agreement will apply to and be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties and their successors and assigns.

            7.5 Severability.

            If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid and unenforceable only in part or degree will remain and full force and effect to the extent not held invalid or unenforceable.

            7.6 Counterparts.

            This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

            7.7 Termination.

            Notwithstanding any other provisions of this Agreement, in the event that the Company asserts, by not later than 11:59 p.m. (Pacific Time) on July 17, 1998 (the "July 17 Time"), the position that the grant of the Option to Buyer or Buyer's exercise of the Option would trigger any type of shareholder rights plan (or so called "poison pill") that the Company might purport to adopt or to have adopted and either Buyer chooses (in his sole discretion) not to contest such assertion or is unsuccessful in challenging such assertion, then upon notice by Buyer to Sellers on or before the July 17 Time, this Agreement shall terminate and Sellers shall immediately return to Buyer such portion of the Option Price paid to Sellers as of the date of such notice.

            7.8 Headings.

            Section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

                                    BUYER:

                                        /s/ John P Casey
                                    --------------------------------------------
                                    John P. Casey


                                    SELLERS:

                                        /s/ Robert Cohen
                                    --------------------------------------------
                                    Robert Cohen

                                        /s/ Stefanie Rubin
                                    --------------------------------------------
                                    Stefanie Rubin

                                        /s/ Allyson Cohen
                                    --------------------------------------------
                                    Allyson Cohen

                                        /s/ Jeffrey Cohen
                                    --------------------------------------------
                                    Jeffrey Cohen

                                        /s/ Alan Cohen
                                    --------------------------------------------
                                    Alan Cohen

                                        /s/ Lenore Katz
                                    --------------------------------------------
                                    Lenore Katz

                                    BROADWAY PARTNERS

                                    By  /s/ Jeffrey Cohen
                                        ---------------------------------------
                                            Jeffrey Cohen, Partner

                                        /s/ Meryl Cohen
                                    --------------------------------------------
                                    Meryl Cohen

                                        /s/ Meryl Cohen
                                    --------------------------------------------
                                    Meryl Cohen as custodian for Gabrielle
                                      Cohen

                                        /s/ Meryl Cohen
                                    --------------------------------------------
                                    Meryl Cohen as custodian for Jaclyn Cohen

                                        /s/ Meryl Cohen
                                    --------------------------------------------
                                    Meryl Cohen as custodian for Erica Cohen

                                        /s/ Meryl Cohen
                                    --------------------------------------------
                                    Meryl Cohen as custodian for Nicole Cohen

                                   SCHEDULE A

                                Number of Shares of
Name of Seller                    Preferred Stock
--------------                -----------------------
Robert Cohen                  Series A        416.373
                              Series B        100.738

Stefanie Rubin                Series A            5.0
                              Series B          172.0

Allyson Cohen                 Series B          100.0

Jeffrey Cohen                 Series B          100.0

Alan Cohen                    Series B          100.0

Meryl Cohen                   Series B          100.0

Gabrielle Cohen               Series A           50.0

Jaclyn Cohen                  Series A           50.0

Erica Cohen                   Series A           50.0

Nicole Cohen                  Series A           50.0

Lenore Katz                   Series A          104.1

Broadway Partners             Series B          200.0
                                            ---------
TOTAL                                       1,598.211